Exhibit 99.1

CONTACT:	Investor Relations 404-715-2170 Corporate Communications 404-715-2554, media@delta.com

Delta Air Lines Announces September Quarter Profit

ATLANTA, October 16, 2014 – Delta Air Lines (NYSE:DAL) today reported financial results for the September 2014 quarter. Key points include:

•	Delta’s pre-tax income for the September 2014 quarter was $1.6 billion, excluding special items[1], an increase of $431 million over the September 2013 quarter on a similar basis. Delta’s net income for the September 2014 quarter was $1.0 billion, or $1.20 per diluted share, and its operating margin was 15.8 percent, excluding special items.
•	On a GAAP basis including special items, Delta’s pre-tax income was $579 million, operating margin was 7.5 percent and net income was $357 million, or $0.42 per diluted share.
•	Results include $384 million in profit sharing expense in recognition of Delta employees’ contributions toward achieving the company’s financial goals, which makes a year-to-date profit sharing accrual of $823 million.
•	Delta generated $910 million of free cash flow during the September 2014 quarter. The company used its strong cash generation in the quarter to reduce its adjusted net debt to $7.4 billion and return $325 million to shareholders through dividends and share repurchases.

“With another record profit, solid margin expansion and nearly $1 billion of free cash flow, Delta’s results are consistent with high-quality S&P 500 industrials,” said Richard Anderson, Delta’s chief executive officer. “While we have more work ahead of us to achieve our long-term financial goals, we expect a record fourth quarter of 2014 with an operating margin of 10-12%. For the full year, we expect a pre-tax profit in excess of $4 billion. We have the right foundation in place for an even stronger 2015, proven strategies for Delta, and 80,000 Delta employees who are the very best in the industry.”

Revenue Environment

Delta’s operating revenue improved 7 percent, or $688 million, in the September 2014 quarter compared to the September 2013 quarter, driven by continued strength in corporate and domestic revenues. Traffic increased 3.7 percent on a 3.2 percent increase in capacity.

•	Passenger revenue increased 6 percent, or $522 million, compared to the prior year period. Passenger unit revenue (PRASM) increased 2.4 percent year-over-year with a 1.9 percent improvement in yield. Seat-related products and other merchandising initiatives increased revenues by nearly $50 million versus the prior year period.
•	Cargo revenue increased 7 percent, or $15 million, on higher freight yields and volumes.
•	Other revenue increased 15 percent, or $151 million, driven by joint venture, SkyMiles revenues, and third-party refinery sales.
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Comparisons of revenue-related statistics are as follows:

		Increase (Decrease)
		3Q14 versus 3Q13
		Passenger	Unit
Passenger Revenue	3Q14 ($M)	Revenue	Revenue	Yield	Capacity
Domestic	4,599	11.6%	7.2%	4.7%	4.1%
Atlantic	1,924	3.9%	0.2%	3.3%	3.7%
Pacific	1,016	(2.8) %	(2.2) %	(1.3) %	(0.5) %
Latin America	605	10.3%	(5.1) %	(3.2) %	16.2%
Total mainline	8,144	7.6%	3.2%	3.0%	4.3%
Regional	1,632	(3.3) %	2.1%	(0.3) %	(5.3) %
Consolidated	9,776	5.6%	2.4%	1.9%	3.2%

“For the December quarter, the overall revenue environment remains solid, with unit revenues expected to increase by 0-2%, and we are on track to produce another quarter of good top line growth, margin expansion and free cash flow,” said Ed Bastian, Delta’s president. “Looking further ahead, our international network provides the largest opportunity for additional margin improvement, as we accelerate our Pacific network restructuring, recalibrate our transatlantic capacity levels, and reap the benefits of our investment in our Latin network.”

Cost Performance

Consolidated unit cost excluding fuel expense, profit sharing and special items (CASM-Ex2), was up 0.3 percent in the September 2014 quarter on a year-over-year basis as the benefits of Delta’s domestic refleeting and other cost initiatives offset the company’s investments in its employees, products and operations.

“The September quarter marks the fifth consecutive quarter with non-fuel unit cost growth below 2 percent, a testament that our cost initiatives are delivering benefits,” said Paul Jacobson, Delta’s chief financial officer. “For the December quarter, we expect to again remain in line with our long-term goal of keeping unit cost growth below 2 percent.”

Excluding special items, total operating expense in the quarter increased $320 million year-over-year driven by higher revenue- and volume-related expenses and $135 million higher profit sharing expense. These cost increases were partially offset by lower fuel expense and savings from Delta’s cost initiatives.

Excluding mark-to-market adjustments,3 fuel expense declined $23 million driven by lower market prices and higher refinery profits. Delta’s average fuel price was $2.90 per gallon for the September quarter, which includes $63 million in settled hedge gains. Operations at the refinery produced a $19 million profit for the September quarter, a $16 million improvement year-over-year.

Non-operating expense declined by $63 million excluding special items as a result of lower interest expense and a $23 million increased contribution associated with Delta’s 49 percent ownership stake in Virgin Atlantic.

Tax expense, excluding special items, increased $629 million compared to the prior year quarter, as the company now recognizes tax expense for financial reporting purposes following the reversal of its tax valuation allowance at the end of 2013. Delta’s net operating loss carryforwards of more than $13 billion largely offset cash taxes due on future earnings.

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On a GAAP basis, consolidated CASM increased 12 percent and total operating expense was up $1.4 billion compared to the September 2013 quarter primarily due to special items associated with fleet restructuring and mark-to-market adjustments on fuel hedges settling in future periods. GAAP fuel expense increased $609 million on a year-over-year basis primarily driven by the hedge performance including mark-to-market adjustments. GAAP fuel cost per gallon for the quarter was $3.23. Non-operating expenses for the quarter increased by $56 million as a result of a $134 million special item for loss on extinguishment of debt resulting from Delta’s debt reduction initiatives. On a GAAP basis, tax expense was $222 million in the quarter.

Cash Flow

Adjusted cash from operations during the September 2014 quarter was $1.3 billion, driven by the company’s September quarter profit, partially offset by the normal seasonal decline in advance ticket sales. The company generated $910 million of free cash flow. Adjusted capital expenditures during the September 2014 quarter were $411 million, including $322 million in fleet investments. During the quarter, Delta’s net debt maturities and capital leases were $301 million. On a GAAP basis, cash from operations for the September 2014 quarter was $1.4 billion and capital expenditures were $457 million.

With its strong cash generation in the September 2014 quarter, the company returned $325 million to shareholders through $75 million of cash dividends and $250 million of share repurchases. For the first nine months of 2014, the company has returned a total of $776 million to shareholders, including $176 million in quarterly dividends and $600 million in share repurchases.

Delta ended the quarter with $6.4 billion of unrestricted liquidity and adjusted net debt of $7.4 billion. The company has now achieved nearly $10 billion in net debt reduction since 2009.

“Delta’s strong operating cash flow, combined with our disciplined capital spending, has resulted in $2.8 billion in free cash flow so far this year. We have used this cash flow to reduce our net debt levels by $2.0 billion, fund excess contributions of $250 million to our pension plans, and return more than $775 million to our owners through dividends and share repurchases already this year,” Jacobson continued. “With another solid quarter of free cash flow generation ahead of us, we are on track to produce nearly $3.5 billion in free cash flow for 2014.”

December 2014 Quarter Guidance

Following are Delta’s projections for the December 2014 quarter:

4Q14 Forecast

Operating margin	10% - 12%
Fuel price, including taxes, settled hedges and refinery impact	$2.69 - $2.74
Consolidated unit costs – excluding fuel expense and profit sharing (compared to 4Q13)	Up 0 – 2%
Profit sharing expense	$200 – $250 million
Non-operating expense	$175 - $200 million
System capacity (compared to 4Q13)	Up ~3%

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Special Items

Delta recorded a $657 million special items charge, net of taxes, in the September 2014 quarter, including:

•	a $397 million charge for fleet and other items, primarily associated with the decision to accelerate the retirement of Delta’s 747 fleet as part of its Pacific network restructuring;
•	a $215 million charge for mark-to-market adjustments on fuel hedges settling in future periods;
•	an $87 million charge for debt extinguishment and other items, primarily associated with Delta’s debt reduction initiative; and
•	a $42 million gain related to a litigation settlement.

Delta recorded a net $157 million special items gain in the September 2013 quarter, including:

•	a $285 million gain for mark-to-market adjustments on fuel hedges settling in future periods; and
•	a $128 million charge for facilities, fleet and other items, primarily associated with Delta’s domestic fleet restructuring.

Other Matters

Included with this press release are Delta’s unaudited Consolidated Statements of Operations for the three and nine months ended September 30, 2014 and 2013; a statistical summary for those periods; selected balance sheet data as of September 30, 2014 and December 31, 2013; and a reconciliation of non-GAAP financial measures.

About Delta

Delta Air Lines serves nearly 165 million customers each year. This year, Delta was named the 2014 Airline of the Year by Air Transport World magazine and was named to FORTUNE magazine’s 50 Most Admired Companies, in addition to being named the most admired airline for the third time in four years. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 318 destinations in 57 countries on six continents. Headquartered in Atlanta, Delta employs nearly 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. The airline is a founding member of the SkyTeam global alliance and participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia as well as a newly formed joint venture with Virgin Atlantic. Including its worldwide alliance partners, Delta offers customers more than 15,000 daily flights, with key hubs and markets including Amsterdam, Atlanta, Boston, Detroit, Los Angeles, Minneapolis/St. Paul, New York-JFK, New York-LaGuardia, Paris-Charles de Gaulle, Salt Lake City, Seattle and Tokyo-Narita. Delta has invested billions of dollars in airport facilities, global products, services and technology to enhance the customer experience in the air and on the ground. Additional information is available on delta.com, Twitter @Delta, Google.com/+Delta, Facebook.com/delta and Delta’s blog takingoff.delta.com.

End Notes

(1)	Note A to the attached Consolidated Statements of Operations provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.

(2)	CASM - Ex: In addition to fuel expense, profit sharing and special items, Delta believes excluding ancillary business costs is helpful to investors because ancillary business costs are not related to the generation of a seat mile. These businesses include aircraft maintenance and staffing services Delta provides to third parties and Delta's vacation wholesale operations. The amounts excluded were $175 million and $224 million for the September 2014 and September 2013 quarters, respectively and $552 million and $574 million for the nine months ended September 30, 2014 and 2013, respectively. Management believes this methodology provides a more consistent and comparable reflection of Delta's airline operations.

(3)	Average fuel price per gallon: Delta's September 2014 quarter average fuel price of $2.90 per gallon reflects the consolidated cost per gallon for mainline and regional operations, including contract carrier operations, and includes the impact of fuel hedge contracts with original maturity dates in the September 2014 quarter. On a GAAP basis, fuel price includes $347 million in fuel hedge mark-to-market adjustments recorded in periods other than the settlement period. The net refinery profit for the quarter was $19 million. See Note A for a reconciliation of average fuel price per gallon to the comparable GAAP metric.
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Forward-looking Statements

Statements in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the availability of aircraft fuel; the impact of posting collateral in connection with our fuel hedge contracts; the impact of significant funding obligations with respect to defined benefit pension plans;  the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; interruptions or disruptions in service at one of our hub airports; our dependence on technology in our operations; disruptions or security breaches of our information technology infrastructure; the ability of our credit card processors to take significant holdbacks in certain circumstances; the possible effects of accidents involving our aircraft; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third party regional carriers; failure or inability of insurance to cover a significant liability at the Trainer refinery; the impact of environmental regulation on the Trainer refinery, including costs related to renewable fuel standard regulations; our ability to retain management and key employees; competitive conditions in the airline industry; the effects of extensive government regulation on our business; the effects of terrorist attacks; the effects of the rapid spread of contagious illnesses; and the costs associated with war risk insurance.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.  Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of October 16, 2014, and which we have no current intention to update.

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DELTA AIR LINES, INC.

Consolidated Statements of Operations

Unaudited

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions, except per share data)	2014	2013	$ Change	% Change	2014	2013	$ Change	% Change
Operating Revenue:
Passenger:
Mainline	$8,144	$7,566	$578	8%	$21,950	$20,222	$1,728	9%
Regional carriers	1,632	1,688	(56)	(3)%	4,769	4,846	(77)	(2)%
Total passenger revenue	9,776	9,254	522	6%	26,719	25,068	1,651	7%
Cargo	244	229	15	7%	691	699	(8)	(1)%
Other	1,158	1,007	151	15%	3,305	2,930	375	13%
Total operating revenue	11,178	10,490	688	7%	30,715	28,697	2,018	7%

Operating Expense:
Aircraft fuel and related taxes	2,952	2,291	661	29%	7,612	7,175	437	6%
Salaries and related costs	2,069	1,976	93	5%	6,084	5,809	275	5%
Regional carrier expense
Fuel	492	544	(52)	(10)%	1,465	1,570	(105)	(7)%
Other	861	915	(54)	(6)%	2,568	2,732	(164)	(6)%
Aircraft maintenance materials and outside repairs	440	474	(34)	(7)%	1,354	1,437	(83)	(6)%
Depreciation and amortization	440	418	22	5%	1,333	1,238	95	8%
Contracted services	459	429	30	7%	1,326	1,239	87	7%
Passenger commissions and other selling expenses	476	447	29	6%	1,289	1,212	77	6%
Landing fees and other rents	393	378	15	4%	1,089	1,060	29	3%
Profit sharing	384	249	135	54%	823	387	436	NM
Passenger service	227	214	13	6%	615	575	40	7%
Aircraft rent	65	47	18	38%	172	162	10	6%
Restructuring and other items	570	106	464	NM	649	242	407	NM
Other	515	439	76	17%	1,302	1,160	142	12%
Total operating expense	10,343	8,927	1,416	16%	27,681	25,998	1,683	6%

Operating Income	835	1,563	(728)	(47)%	3,034	2,699	335	12%

Other (Expense) Income:
Interest expense, net	(140)	(176)	36	(20)%	(460)	(526)	66	(13)%
Amortization of debt discount, net	(14)	(37)	23	(62)%	(53)	(120)	67	(56)%
Loss on extinguishment of debt	(134)	–	(134)	(100)%	(263)	–	(263)	(100)%
Miscellaneous, net	32	13	19	NM	(46)	(1)	(45)	NM
Total other expense, net	(256)	(200)	(56)	28%	(822)	(647)	(175)	27%

Income Before Income Taxes	579	1,363	(784)	(58)%	2,212	2,052	160	8%

Income Tax (Provision) Benefit	(222)	6	(228)	NM	(841)	9	(850)	NM

Net Income	$357	$1,369	$(1,012)	(74)%	1,371	2,061	(690)	(33)%

Basic Earnings Per Share	$0.43	$1.61			$1.63	$2.42
Diluted Earnings Per Share	$0.42	$1.59			$1.61	$2.40

Basic Weighted Average Shares Outstanding	834	851			840	850
Diluted Weighted Average Shares Outstanding	843	861			849	858

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DELTA AIR LINES, INC.

Selected Balance Sheet Data

	September 30, 2014	December 31, 2013
	(Unaudited)
Cash and cash equivalents	$2,510	$2,844
Short-term investments	1,852	959
Restricted cash, cash equivalents and short-term investments	149	122
Total assets	51,940	52,252
Total debt and capital leases, including current maturities	10,139	11,342
Total stockholders' equity	12,296	11,643

DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
	2014	2013	Change		2014	2013	Change
Consolidated:
Revenue passenger miles (millions)	56,955	54,939	4%		154,897	148,798	4%
Available seat miles (millions)	65,926	63,893	3%		181,647	176,795	3%
Passenger mile yield (cents)	17.16	16.85	2%		17.25	16.85	2%
Passenger revenue per available seat mile (cents)	14.83	14.48	2%		14.71	14.18	4%
Operating cost per available seat mile (cents)	15.69	13.97	12%		15.24	14.71	4%
CASM-Ex - see Note A (cents)	8.66	8.64	–%		9.10	9.09	–%
Passenger load factor	86.4%	86.0%	0.4	pts	85.3%	84.2%	1.1	pts
Fuel gallons consumed (millions)	1,067	1,050	2%		2,949	2,906	1%
Average price per fuel gallon, adjusted - see Note A	$2.90	$2.97	(2)%		$2.95	$3.07	(4)%
Number of aircraft in fleet, end of period	916	900	16
Full-time equivalent employees, end of period	79,714	77,867	2%

Mainline:
Revenue passenger miles (millions)	51,309	49,120	4%		138,472	132,114	5%
Available seat miles (millions)	58,908	56,483	4%		161,042	155,225	4%
Operating cost per available seat mile (cents)	14.90	12.95	15%		14.34	13.68	5%
CASM-Ex - see Note A (cents)	8.04	7.96	1%		8.46	8.38	1%
Fuel gallons consumed (millions)	905	876	3%		2,473	2,402	3%
Average price per fuel gallon, adjusted - see Note A	$2.87	$2.94	(2)%		$2.92	$3.06	(5)%
Number of aircraft in fleet, end of period	764	724	40

Note: except for full-time equivalent employees and number of aircraft in fleet, consolidated data presented includes operations under Delta’s contract carrier arrangements.

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Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. ("GAAP"). Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures.

Forward Looking Projections. Delta is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be estimated at this time.

Net Income and Pre-Tax Income, excluding special items. Delta excludes special items from net income and pre-tax income because management believes the exclusion of these items is helpful to investors to evaluate the company’s recurring core operational performance in the periods shown. Therefore, we adjust for these amounts to arrive at more meaningful financial measures. Special items excluded in the tables below showing the reconciliation of net income and pre-tax income are:

(a)	Mark-to-market adjustments on fuel hedges recorded in periods other than the settlement period ("MTM adjustments"). MTM adjustments are based on market prices at the end of the reporting period for contracts settling in future periods. Such market prices are not necessarily indicative of the actual future value of the underlying hedge in the contract settlement period. Therefore, excluding these adjustments allows investors to better understand and analyze the company's core operational performance in the periods shown.

(b)	Restructuring and other items. Restructuring and other items includes fleet and other charges, severance and related costs, and a litigation settlement. Because of the variability in restructuring and other items, the exclusion of this item is helpful to investors to analyze the company’s recurring core operational performance in the period shown.

(c)	Loss on extinguishment of debt. Because of the variability in loss on extinguishment of debt, the exclusion of this item is helpful to investors to analyze the company’s recurring core operational performance in the period shown.

(d)	Income tax. Delta projects that our annual effective tax rate for 2014 will be approximately 38%. Accordingly, this adjustment represents the income tax effect associated with our special items. We believe this adjustment allows investors to better understand and analyze the company’s core operational performance in the periods shown.

	Three Months Ended			Net Income
	September 30, 2014			Per Diluted Share
	Pre-Tax	Income	Net	Three Months Ended
(in millions)	Income	Tax	Income	September 30, 2014
GAAP	$579	$(222)	$357	$0.42
Items excluded:
MTM adjustments	347	(132)	215
Restructuring and other items	570	(215)	355
Loss on extinguishment of debt and other	141	(54)	87
Total items excluded	1,058	(401)	657	0.78
Non-GAAP	$1,637	$(623)	$1,014	$1.20

	Three Months Ended
	September 30, 2013
	Pre-Tax	Income	Net
(in millions)	Income	Tax	Income
GAAP	$1,363	$6	$1,369
Items excluded:
MTM adjustments	(285)	–	(285)
Restructuring and other items	106	–	106
Loss on extinguishment of debt and other	22	–	22
Total items excluded	(157)	–	(157)
Non-GAAP	$1,206	$6	$1,212

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Operating Margin. Delta excludes MTM adjustments and restructuring and other items from operating margin for the same reasons as described above under the heading Net Income and Pre-tax Income.

Refinery sales. Delta's refinery segment provides jet fuel to the airline segment from its own production and from jet fuel obtained through agreements with third parties. Activities of the refinery segment are primarily for the benefit of the airline. However, from time to time, the refinery sells fuel by-products to third parties. These sales are recorded gross within other revenue and other operating expense. We believe excluding refinery sales from operating margin allows investors to better understand and analyze the impact of fuel cost on our results in the periods shown.

Three Months Ended
September 30, 2014
Operating margin	7.5%
Items excluded:
MTM adjustments	3.1%
Restructuring and other items	5.1%
Refinery sales	0.1%
Operating margin, adjusted	15.8%

Free Cash Flow. Delta presents free cash flow because management believes this metric is helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives.

Three Months Ended
(in millions)	September 30, 2014
Net cash provided by operating activities	$1,358
Net cash used in investing activities	(1,583)
Adjustments:
Purchase of short-term investments and other	1,135
Total free cash flow	$910

Nine Months Ended
(in billions)	September 30, 2014
Net cash provided by operating activities	$4.4
Net cash used in investing activities	(2.4)
Adjustments:
Purchase of short-term investments and other	0.8
Total free cash flow	$2.8

(Projected)
Year Ended
(in billions)	December 31, 2014
Net cash provided by operating activities	$5.8
Less:
Capital expenditures and other	(2.3)
Total free cash flow	$3.5

Adjusted Net Debt. Delta uses adjusted total debt, including aircraft rent, in addition to long-term adjusted debt and capital leases, to present estimated long-term financial obligations. Delta reduces adjusted total debt by cash, cash equivalents, and short-term investments, resulting in adjusted net debt to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company’s overall debt profile.

	Three Months Ended		Year Ended		Year Ended
(in billions)	September 30, 2014		December 31, 2013		December 31, 2009
Debt and capital lease obligations	$10.1		$11.3		$17.2
Plus: unamortized discount, net from purchase accounting and fresh start reporting	0.2		0.4		1.1
Adjusted debt and capital lease obligations		$10.3		$11.7		$18.3
Plus: 7x last twelve months' aircraft rent		1.5		1.5		3.4
Adjusted total debt		11.8		13.2		21.7
Less: cash, cash equivalents and short-term investments		(4.4)		(3.8)		(4.7)
Adjusted net debt		$7.4		$9.4		$17.0

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Cost per Available Seat Mile or Non-Fuel Unit Cost ("CASM-Ex"). We exclude the following items from consolidated and mainline CASM to evaluate the company’s core cost performance:

•	Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year non-fuel financial performance. The exclusion of aircraft fuel and related taxes (including our regional carriers) allows investors to better understand and analyze our non-fuel costs and year-over-year financial performance.
•	Refinery cost of sales. Delta’s refinery segment provides jet fuel to the airline segment from its own production and from jet fuel obtained through agreements with third parties. Activities of the refinery segment are primarily for the benefit of the airline. However from time to time, the refinery sells fuel by-products to third parties. Because the cost is unrelated to the generation of a seat mile, Delta excludes the cost of these sales to provide a more meaningful comparison of the costs of the airline operations to the rest of the airline industry.
•	Ancillary businesses. Delta’s ancillary businesses include aircraft maintenance and staffing services we provide to third parties and our vacation wholesale operations. Because these businesses are not related to the generation of a seat mile, we exclude the costs related to these sales to provide a more meaningful comparison of the costs of the airline operations to the rest of the airline industry.
•	Profit sharing. Delta excludes profit sharing because this exclusion allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.
•	Restructuring and other items. Delta excludes restructuring and other items for the same reasons described above under the heading Net Income and Pre-Tax Income, excluding special items.

Consolidated CASM-Ex:
	Three Months Ended		Three Months Ended
	September 30, 2014	September 30, 2013	June 30, 2014	June 30, 2013
CASM (cents)	15.69	13.97	14.63	14.69
Items excluded:
Aircraft fuel and related taxes	(5.22)	(4.43)	(4.75)	(5.17)
Refinery cost of sales	(0.10)	–
Ancillary businesses	(0.27)	(0.34)	(0.30)	(0.28)
Profit sharing	(0.58)	(0.39)	(0.55)	(0.20)
Restructuring and other items	(0.86)	(0.17)	(0.05)	(0.06)
CASM-Ex	8.66	8.64	8.98	8.98
Year-over-year change	0.3%		0.0%

	Three Months Ended		Three Months Ended
	March 31, 2014	March 31, 2013	December 31, 2013	December 31, 2012
CASM (cents)	15.39	15.61	14.97	15.18
Items excluded:
Aircraft fuel and related taxes	(5.01)	(5.28)	(4.86)	(5.33)
Ancillary businesses	(0.34)	(0.35)	(0.32)	(0.33)
Profit sharing	(0.18)	(0.04)	(0.21)	(0.12)
Restructuring and other items	(0.09)	(0.19)	(0.29)	(0.23)
CASM-Ex	9.77	9.75	9.29	9.17
Year-over-year change	0.2%		1.3%

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	Three Months Ended
	September 30, 2013	September 30, 2012
CASM (cents)	13.97	13.83
Items excluded:
Aircraft fuel and related taxes	(4.43)	(4.42)
Ancillary businesses	(0.34)	(0.34)
Profit sharing	(0.39)	(0.28)
Restructuring and other items	(0.17)	(0.24)
CASM-Ex	8.64	8.55
Year-over-year change	1.1%

	Nine Months Ended
	September 30, 2014	September 30, 2013
CASM (cents)	15.24	14.71
Items excluded:
Aircraft fuel and related taxes	(4.99)	(4.94)
Refinery cost of sales	(0.04)	–
Ancillary businesses	(0.30)	(0.32)
Profit sharing	(0.45)	(0.22)
Restructuring and other items	(0.36)	(0.14)
CASM-Ex	9.10	9.09

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Mainline CASM (cents)	14.90	12.95	14.34	13.68
Items excluded:
Aircraft fuel and related taxes	(5.00)	(4.05)	(4.72)	(4.61)
Refinery cost of sales	(0.11)	–	(0.04)	–
Ancillary businesses	(0.25)	(0.35)	(0.29)	(0.33)
Profit Sharing	(0.65)	(0.44)	(0.51)	(0.25)
Restructuring and other items	(0.85)	(0.15)	(0.32)	(0.11)
Mainline CASM-Ex	8.04	7.96	8.46	8.38

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Operating Expense. Delta excludes restructuring and other items and MTM adjustments from operating expense for the same reasons as described above under the heading Net Income and Pre-Tax Income, excluding special items.

	Three Months Ended
	September 30,
(in millions)	2014	2013
Operating expense	$10,343	$8,927
Item excluded:
MTM Adjustments	(347)	285
Restructuring and other items	(570)	(106)
Operating expense, adjusted	$9,426	$9,106

Fuel Expense, Adjusted and Average Fuel Price per Gallon Adjusted. The tables below show the components of fuel expense, including the impact of the refinery and hedging on fuel expense and average price per gallon. We then exclude MTM adjustments from total fuel expense and average price per gallon because, as described above, excluding these adjustments allows investors to better understand and analyze Delta's costs for the periods reported.

Consolidated:

			Average Price Per Gallon
	Three Months Ended		Three Months Ended
	September 30,		September 30,
(in millions, except per gallon data)	2014	2013	2014	2013
Fuel purchase cost	$3,179	$3,190	$2.98	$3.03
Airline segment fuel hedge losses (gains)	284	(352)	0.27	(0.33)
Refinery segment impact	(19)	(3)	(0.02)	–
Total fuel expense	$3,444	$2,835	$3.23	$2.70
MTM adjustments	(347)	285	(0.33)	0.27
Total fuel expense, adjusted	$3,097	$3,120	$2.90	$2.97

			Average Price Per Gallon
	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per gallon data)	2014	2013	2014	2013
Fuel purchase cost	$8,956	$8,969	$3.04	$3.09
Airline segment fuel hedge losses (gains)	112	(294)	0.04	(0.10)
Refinery segment impact	9	70	–	0.02
Total fuel expense	$9,077	$8,745	$3.08	$3.01
MTM adjustments	(380)	184	(0.13)	0.06
Total fuel expense, adjusted	$8,697	$8,929	$2.95	$3.07

Mainline:

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2014	2013	2014	2013
Mainline average price per gallon	$3.25	$2.61	$3.07	$2.98
MTM adjustments	(0.38)	0.33	(0.15)	0.08
Mainline average price per gallon, adjusted	$2.87	$2.94	$2.92	$3.06

 Non-operating expense. Because of variability in the loss on extinguishment of debt, Delta excludes this item from non-operating expense to evaluate the company’s recurring non-operating expense performance.

	Three Months Ended
	September 30,
(in millions)	2014	2013
GAAP	$256	$200
Item excluded:
Loss on extinguishment of debt and other	(141)	(22)
Non-GAAP	$115	$178

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Net Cash Provided by Operating Activities, Adjusted. Delta presents net cash provided by operating activities because management believes investors should be informed that these reimbursements for build-to-suit leased facilities effectively reduce net cash provided by operating activities and related capital expenditures.

Three Months Ended
(in billions)	September 30, 2014
Net cash provided by operating activities (GAAP)	$1.4
Reimbursements related to build-to-suit leased facilities	(0.1)
Net cash provided by operating activities, adjusted	$1.3

Capital Expenditures, Net. Delta presents net capital expenditures because management believes investors should be informed that a portion of these capital expenditures are reimbursed by a third party.

Three Months Ended
(in millions)	September 30, 2014
Flight equipment, including advance payments (GAAP)	$322
Ground property and equipment, including technology (GAAP)	135
Adjustment:
Reimbursements related to build-to-suit leased facilities	(46)
Capital expenditures, net	$411

Net Debt Maturities. Delta presents net debt maturities because management believes this metric is helpful to investors to evaluate the company's debt related activities and cash flows.

Three Months Ended
(in millions)	September 30, 2014
Payments on long-term debt and capital leases (GAAP)	$1,008
Proceeds from long-term obligations	(707)
Net debt maturities and capital leases	$301

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